                                                                   EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 16, 2000



                                  BY AND AMONG



                             V.S.M. INVESTORS, LLC,

                             V.S.M. HOLDINGS, INC.,

                            V.S.M. ACQUISITION CORP.



                                       AND


                              SUNRISE MEDICAL, INC.




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                                TABLE OF CONTENTS


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                                                                          Page
                                                                          ----
ARTICLE I  THE TENDER OFFER................................................2

         1.1          The Offer............................................2
         1.2          SEC Filings..........................................3
         1.3          Company Action.......................................5
         1.4          Composition of the Company Board.....................6

ARTICLE II  THE MERGER.....................................................7

         2.1          The Merger...........................................7
         2.2          Closing..............................................8
         2.3          Effective Time.......................................8
         2.4          Effects of the Merger................................8
         2.5          Certificate of Incorporation.........................8
         2.6          Bylaws...............................................8
         2.7          Officers and Directors of Surviving Corporation......8
         2.8          Effect on Capital Stock..............................8
         2.9          Surrender and Payment................................9
         2.10         Unclaimed Merger Consideration......................10
         2.11         Dissenting Shares...................................11

ARTICLE III  REPRESENTATIONS AND WARRANTIES...............................11

         3.1          Representations and Warranties of the Company.......11
         3.2          Representations and Warranties of the Parent........23

ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS.....................26

         4.1          Covenants of the Company............................26
         4.2          Advice of Changes; Government Filings...............27
         4.3          Financing Related Cooperation.......................28

ARTICLE V  ADDITIONAL AGREEMENTS..........................................29

         5.1          Preparation of the Proxy Statement;
                        the Company Stockholders Meeting..................29
         5.2          Access to Information...............................30
         5.3          Approvals and Consents; Cooperation.................30
         5.4          Acquisition Proposals...............................31
         5.5          Employee Benefits...................................33
         5.6          Fees and Expenses...................................34
         5.7          Indemnification; Directors'and Officers'Insurance...34
         5.8          Public Announcements................................35
         5.9          Rights Agreement....................................35
         5.10         Employee Stock Options and Equity Incentives........35
         5.11         Further Assurances..................................36

ARTICLE VI  CONDITIONS PRECEDENT..........................................36

         6.1          Conditions to Each Party's Obligation to
                        Effect the Merger.................................36

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                                       i

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
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
ARTICLE VII  TERMINATION AND AMENDMENT.....................................37
         7.1          Termination by Either the Company or the Parent......37
         7.2          Termination by the Parent............................38
         7.3          Termination by the Company...........................38
         7.4          Effect of Termination................................39
         7.5          Amendment............................................40
         7.6          Extension; Waiver....................................41

ARTICLE VIII  GENERAL PROVISIONS...........................................41

         8.1          Non-Survival of Representations, Warranties and
                        Agreements; No Other Representations and
                        Warranties.........................................41
         8.2          Notices..............................................41
         8.3          Interpretation.......................................42
         8.4          Counterparts.........................................43
         8.5          Entire Agreement; No Third Party Beneficiaries.......43
         8.6          Governing Law........................................43
         8.7          Severability.........................................43
         8.8          Assignment...........................................43
         8.9          Enforcement..........................................44
         8.10         Definitions..........................................44


                                       ii


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     This AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2000 (this
"AGREEMENT"), by and among V.S.M. Investors, LLC, a Delaware limited liability company (the "PARENT"), V.S.M. Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent ("Holdings"), V.S.M. Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdings ("MERGER SUB"), and Sunrise Medical, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H :

     WHEREAS, the Parent and the Company have each determined that it is in their respective best interests for the Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of the Parent, Holdings, Merger Sub and the Company each have approved this Agreement and the Merger (as defined below) of the Merger Sub with and into the Company and, in order to effectuate the Merger, Merger Sub proposes to make a cash tender offer (as such offer may be amended or extended from time to time as provided herein, the "OFFER"), upon the terms and subject to the conditions of this Agreement, to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company, together with the associated Rights (as defined below) attached thereto (collectively, the "COMPANY COMMON STOCK"), at a price per share equal to the Price Per Share (as defined below), subject to the terms and conditions set forth herein and in Annex A hereto;

     WHEREAS, upon consummation of the Offer, and as soon as may be permitted thereafter, Merger Sub shall be merged with and into the Company (the "MERGER") in accordance with this Agreement and the relevant provisions of the DGCL (as defined below), and the surviving corporation of the Merger shall be the Company; and

     WHEREAS, the Company Board (as defined below), subsequent to the unanimous recommendation of a special committee of the Company Board (the "SPECIAL COMMITTEE"), has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, has approved the Merger, the Offer, this Agreement and the other transactions contemplated by this Agreement, has declared the Merger and this Agreement to be advisable, and has recommended acceptance of the Offer, approval of the Merger and adoption of this Agreement by the stockholders of the Company.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

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                                   ARTICLE I
                                THE TENDER OFFER

1.1      THE OFFER.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article VII, then (i) not later than the first Business Day (as defined below) after execution of this Agreement, the Parent and the Company shall issue a public announcement of the execution of this Agreement and (ii) Merger Sub shall, as soon as practicable, but in no event later than ten Business Days after the date of such announcement, commence (within the meaning of Rule 14d-2(a) under the Exchange Act (as defined below)) the Offer to purchase all of the outstanding shares of the Company Common Stock at the price of $10 per share, net to the seller of such shares in cash (such price, or such higher price per share of the Company Common Stock as may be paid in the Offer, the "PRICE PER SHARE"). The obligation of Merger Sub to accept for payment, purchase and pay for shares of the Company Common Stock tendered pursuant to the Offer shall be subject only to (A) at least that number of shares of the Company Common Stock equivalent to a majority of the total issued and outstanding shares of the Company Common Stock on a fully diluted basis (assuming the exercise of all outstanding Options (as defined in Section 3.1(b)(i) (other than Options held by the Management Group (as defined below)) and any other rights to acquire shares of the Company Common Stock) on the date such shares are purchased pursuant to the Offer being validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"), and (B) the satisfaction of the other conditions set forth in ANNEX A hereto, which is incorporated herein by reference, any of which conditions may be waived by the Parent in its sole discretion; PROVIDED, HOWEVER, that the Parent shall not waive the Minimum Condition or the Antitrust Condition (as defined below) without the prior written consent of the Company. The Company agrees that no shares of the Company Common Stock held by the Company or any of its Subsidiaries (as defined below) will be tendered to Merger Sub pursuant to the Offer.

     (b) The Parent and Merger Sub expressly reserve the right, in their sole discretion, to make any changes in the terms and conditions of the Offer, provided that without the prior written consent of the Company, neither the Parent nor Merger Sub will (i) decrease the Price Per Share payable in the Offer, (ii) decrease the number of shares of the Company Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer,
(iii) add, waive, change or amend the terms of or conditions to the Offer (including the conditions set forth in ANNEX A hereto) in any manner adverse to the holders of shares of the Company Common Stock or (iv) change the expiration date of the Offer; PROVIDED, HOWEVER, that if on any scheduled expiration date of the Offer, which shall initially be 20 Business Days after the commencement date of the Offer, all conditions to the Offer have not been satisfied or waived, Merger Sub may, from time to time, extend the expiration date of the Offer for one or more periods of up to ten additional Business Days each (but in no event shall Merger Sub be permitted to extend the expiration date of the Offer beyond the Outside Date (as defined below)); provided, further, that if on any scheduled expiration date of the Offer, the Offer shall not have been consummated (A) due to the failure to satisfy the Minimum Condition or any of the conditions set forth in paragraphs (a), (b), (d)(i) (so long as with respect to paragraph (d)(i), the relevant representation or warranty is reasonably capable of being cured within ten calendar days by the exercise of reasonable best efforts and an executive officer of the Company certifies in

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writing that such representation or warranty is reasonably capable of being cured by the Company within ten calendar days through the exercise of such reasonable best efforts) and (e) of Annex A (except with respect to paragraph
(d)(i), other than as a result of a breach by the Company), at the request of the Company, Merger Sub shall from time to time extend the expiration date of the Offer for one or more periods of up to ten additional Business Days each for up to an aggregate of 20 Business Days (but in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date); or
(B) due to the failure to satisfy the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act (as defined below) or the compliance with any applicable foreign legal requirements relating to competition (collectively, the "Antitrust Condition") or the Financing Condition (as defined in Annex A), then, at the request of the Company, Merger Sub shall extend any such expiration date of the Offer for one or more periods of up to ten additional Business Days each (but in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date); and PROVIDED, FURTHER, that Merger Sub may, (1) without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC (as defined below) applicable to the Offer in the event of an increase in the Price Per Share or as otherwise required by law and (2) extend the Offer in accordance with Rule 14d-11 under the Exchange Act if (x) the conditions to the Offer shall have been satisfied or waived and shall not apply to any extension, (y) the number of shares of the Company Common Stock that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the issued and outstanding shares of the Company Common Stock and (z) Merger Sub shall accept and promptly pay for all shares of Company Common Stock validly tendered and not withdrawn; PROVIDED, HOWEVER, that in no event shall the extensions permitted under the foregoing clause (2) exceed, in the aggregate, ten Business Days. The Parent, Holdings and Merger Sub will, subject to the terms and conditions of this Agreement, use their reasonable best efforts to consummate the Offer. Assuming the prior satisfaction or waiver of all the conditions to the Offer set forth in Annex A, and subject to the terms and conditions of this Agreement, (i) Merger Sub shall, and the Parent shall cause Merger Sub to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable, recognizing that the parties wish to close as expeditiously as possible following satisfaction of the Antitrust Condition, and (ii) the Parent shall provide, or cause to be provided, to Merger Sub, on a timely basis, the funds necessary to purchase any shares of the Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer. Merger Sub may, at any time, transfer or assign to one or more corporations directly or indirectly wholly-owned by the Parent the right to purchase all or any portion of the shares tendered pursuant to the Offer, provided that any such transfer or assignment shall not prejudice the rights of tendering stockholders to receive payment for shares of Company Common Stock properly tendered and accepted for payment.

1.2      SEC FILINGS.

     (a) The Offer shall be made pursuant to an offer to purchase (the "OFFER TO PURCHASE") and related letter of transmittal in forms containing the terms and conditions set forth in this Agreement. As soon as practicable on the date the Offer is commenced, the Parent shall file with the Securities and Exchange Commission (the "SEC") a Transaction Statement on Schedule 13E-3 with respect to the Offer which shall be filed as part of a Tender Offer Statement

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on Schedule TO (together with all amendments and supplements thereto, the
"SCHEDULE TO") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form that is filed in connection with the Offer and related transactions, are referred to collectively herein as the "OFFER DOCUMENTS"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Parent and Merger Sub shall consider such comments in good faith. The Parent and Merger Sub agree to provide to the Company and its counsel any comments which the Parent, Merger Sub or their counsel may receive from the staff of the SEC with respect to the Offer Documents promptly after receipt thereof. The Company shall promptly supply to the Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company or any of its affiliates required by law, rule or regulation to be included in the Offer Documents. The Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Schedule TO or the Offer Documents which shall have become false or misleading in any material respect, and the Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

     (b) The Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended or supplemented from time to time, the "SCHEDULE 14D-9") containing the recommendation of the Company Board described in Section 1.3(a) (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with the terms of this Agreement) which will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company will cause the
Schedule 14D-9 to be filed on the same date that the Schedule TO is filed. The Parent and Merger Sub will cooperate with the Company in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. The Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to the Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. The Parent and Merger Sub will promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning the Parent and Merger Sub or any of their affiliates required by law, rule or regulation to be included in the Schedule 14D-9. The Company, the Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. The Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the

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Schedule TO, the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request.

     (c) Each party hereto shall file all written communications, including the first public announcement issued pursuant to Section 1.1(a)(i) above in connection with the execution of this Agreement, that are made public or otherwise supplied to Persons (as defined below) not parties to the transactions contemplated hereby, with the SEC on or prior to the date the communication is first used. All such communications shall comply as to form and content, including bearing the appropriate legends, in all material respects with the applicable provisions of the federal securities laws. Each party agrees that, prior to any such filing or use of written communications, such party will provide the other party and their counsel the opportunity to review and comment on such communications and filings.

1.3      COMPANY ACTION.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the Company Board, based on the unanimous recommendation of the Special Committee, at a meeting duly called and held on October 16, 2000, unanimously and duly (A) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger (such approval being sufficient to render Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby), (B) recommended that the stockholders of the Company accept the Offer, tender their shares of the Company Common Stock pursuant to the Offer and adopt this Agreement, (C) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, (D) declared the Merger and this Agreement to be advisable, and (E) rendered the Rights Agreement (as defined below) inapplicable to the transactions contemplated hereby as contemplated by Section 3.1(p) hereof, and
(ii) Deutsche Bank Securities Inc. (also operating as Deutsche Banc Alex. Brown) ("Deutsche Banc Alex. Brown") and Batchelder & Partners, Inc., the Special Committee's financial advisors, respectively, have each rendered to the Special Committee its oral opinion which shall be confirmed in writing no later than two days from the date of this Agreement, each dated the date of this Agreement, to the effect that, as of such date, the Price Per Share to be received by the holders of shares of the Company Common Stock (other than the Parent, the Management Group, any other members of management who have agreed to invest in the Parent and their affiliates) pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. The full text of such opinions by each of Deutsche Banc Alex. Brown and Batchelder & Partners, Inc. shall be included without deletion or modification in the Offer to Purchase, the Schedule 14D-9 and the Proxy Statement, if applicable. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board set forth above. The Company Board shall not withdraw, amend or modify in a manner adverse to the Parent or Merger Sub such recommendations (or announce publicly its intention to do so) except as expressly permitted in Section 5.4 of this Agreement.

     (b) Promptly upon execution of this Agreement and in connection with the Offer, the Company shall furnish Merger Sub with such information (including a list of the stockholders of the Company, mailing labels, non-objecting beneficial owners lists and a list of securities positions, each as of a recent date), and shall thereafter render such assistance, as the

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Parent or Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Parent and Merger Sub and each of their respective affiliates and associates shall (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated, promptly deliver to the Company all copies of such information then in their possession.

1.4      COMPOSITION OF THE COMPANY BOARD.

     (a) Subject to Section 1.4(b) hereof, promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than a majority of the total issued and outstanding shares of the Company Common Stock on a fully diluted basis (assuming the exercise of all outstanding Options (other than Options held by the Management Group) and any other rights to acquire shares of the Company Common Stock on the date of purchase) pursuant to the Offer, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of the Company Common Stock owned in the aggregate by Merger Sub or the Parent, upon such acceptance for payment, bears to the number of shares of the Company Common Stock then outstanding; PROVIDED, HOWEVER, that until the Effective Time (as defined below) the parties hereto shall use their respective reasonable best efforts to ensure that there shall be at least two Continuing Directors (as defined below), such Continuing Directors initially to be selected by a majority of the Continuing Directors as of the date hereof. Upon the written request of Merger Sub, the Company shall, on the date of such request, (i) either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable the Merger Sub's designees to be so elected or appointed to the Company Board and (ii) cause the Merger Sub's designees to be so elected or appointed, in each case as may be necessary to comply with the foregoing provisions of this Section 1.4(a). At such time, the Company shall, if requested by Merger Sub, also take all action necessary to cause Merger Sub's designees to constitute at least the same percentage (rounded up to the next whole number) as such designees represent on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board of directors.

     (b) The Company's obligation under Section 1.4(a) to cause designees of Merger Sub to be elected or appointed to the Company Board and committees thereof shall be subject to Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. The Parent, Holdings and Merger Sub will supply to the Company any information with respect to any of them and Merger Sub's nominees, and the officers,

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directors and affiliates of the Parent, Holdings and Merger Sub required by such Section 14(f) and Rule l4f-1 and applicable rules and regulations.

     (c) After the time that Merger Sub's designees constitute at least a majority of the Company Board and until the Effective Time, and notwithstanding anything in this Agreement to the contrary, any (i) amendment or termination of this Agreement by or on behalf of the Company, (ii) exercise or waiver of any of the Company's rights or remedies hereunder, extension of time for the performance or waiver of any of the obligations or other acts of the Parent, Holdings or Merger Sub hereunder, (iii) consent of the Company contemplated hereby or waiver of any of the Company's rights hereunder, (iv) amendment to the Company's Organizational Documents (as defined below) or the Rights Agreement, or (v) other action by the Company in connection with this Agreement required to be taken by the Company Board (collectively, "Board Actions"), shall require the approval of a majority of then-serving directors, if any, who are directors as of the date hereof (the "CONTINUING DIRECTORS"), except to the extent that applicable law requires that such action be acted upon by the full Company Board, in which case such action will require the concurrence of both a majority of the Company Board and a majority of the Continuing Directors. If a vacancy among the Continuing Directors exists, the remaining Continuing Director or Directors shall be entitled to designate persons to fill such vacancies, who shall be deemed Continuing Directors for purposes of this Agreement. In the event there is only one remaining Continuing Director and he or she resigns or is removed, or if all Continuing Directors resign or are removed, he, she or they, as applicable, shall be entitled to designate his, her or their successors, as the case may be, each of whom shall be deemed a Continuing Director for purposes of this Agreement. The Company Board shall not delegate any matter set forth in this Section 1.4 to any committee of the Company Board.

     (d) In addition, prior to acceptance for payment and payment by Merger Sub for shares of Company Common Stock in accordance with the Offer, any and all Board Actions (which are material to the Company's stockholders who are unaffiliated with the Parent, Holdings or Merger Sub) shall require the approval of the Special Committee, except to the extent that applicable law requires that any such action be taken by the full Company Board, in which case such actions will require the concurrence of both a majority of the full Company Board and a majority of the Special Committee.

                                   ARTICLE II
                                   THE MERGER

     2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as a wholly owned subsidiary of Holdings, shall continue as the surviving corporation (the "SURVIVING CORPORATION") in accordance with the DGCL. In the event Merger Sub acquires at least 90% of the outstanding the Company Common Stock through the Offer or otherwise, Merger Sub, Holdings and the Parent shall effect the Merger pursuant to the "short-form" merger provisions of Section 253 the DGCL in accordance with Section 5.1(c) of this Agreement.

     2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "CLOSING DATE"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.

     2.3 EFFECTIVE TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

     2.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 259, 260 and 261 of the DGCL.

     2.5 CERTIFICATE OF INCORPORATION. At the Effective Time, and by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety, except that the name of the Surviving Corporation shall be "Sunrise Medical, Inc.," as the Certificate of Incorporation of Merger Sub as in effect immediately before the Effective Time and as provided in EXHIBIT A hereto, and such amended certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     2.6 BYLAWS. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety, except that the name of the Surviving Corporation shall be "Sunrise Medical, Inc.," as the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.7 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of the Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer. The directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     2.8 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

          (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become 23,000 fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) CANCELLATION OF TREASURY STOCK AND THE PARENT-OWNED STOCK. Each share of the Company Common Stock that is owned by the Company and each share of the Company Common Stock that is owned by the Parent, Holdings or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no common stock of the Parent, Holdings, Merger Sub or the Surviving Corporation, or any other form of consideration, shall be delivered in exchange therefor.

          (c) COMPANY COMMON STOCK. Each issued and outstanding share of the Company Common Stock issued and outstanding immediately before the Effective Time (other than shares to be canceled in accordance with Section 2.8(b) and any Dissenting Shares (as defined below)) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash the Price Per Share. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (as defined below) which immediately prior to the Effective Time represented any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificates as provided in Section 2.9, the Price Per Share in cash.

2.9      SURRENDER AND PAYMENT.

          (a) PAYING AGENT. Before the Effective Time, the Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the record holders of shares of the Company Common Stock in connection with the Merger (the "Paying Agent"). At or before the Effective Time, the Parent will deposit, or cause Holdings or Merger Sub to deposit, as applicable, in trust for the benefit of the holders of Certificates with the Paying Agent immediately available funds (the "FUNDS") in an amount necessary to make the payments for the shares of the Company Common Stock contemplated by this Agreement on a timely basis.

          (b) SURRENDER OF CERTIFICATES. Promptly after the Effective Time, the Parent, Holdings and the Surviving Corporation will cause the Paying Agent to mail and/or make available to each record holder of shares of the Company Common Stock, a notice and letter of transmittal and instructions in standard form for use in effecting the surrender of all Certificates held by such record holder.

          (c) PAYMENT PROCEDURES. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed, the holder of such Certificate will receive the aggregate Price Per Share attributable to the number of shares of the Company Common Stock represented by such Certificate, and such Certificate will be cancelled. Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing shares covered by Section 2.8(b)) will represent for all purposes only the right to receive the aggregate Price Per Share relating thereto. No interest shall accrue or be paid in respect of cash payable upon the surrender of Certificates. If any payment of cash in respect of canceled shares of the Company Common Stock is to be paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Any consideration otherwise payable pursuant to this Agreement shall be subject to all applicable federal, state and local tax withholding requirements.

          (d) NO TRANSFER. After the Effective Time, there will be no transfers of shares of the Company Common Stock recorded on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for the Price Per Share as provided in Section 2.10(a) below.

2.10     UNCLAIMED MERGER CONSIDERATION.

          (a) TRANSFER TO SURVIVING CORPORATION. Any portion of the Funds made available to the Paying Agent pursuant to Section 2.9(a) that remain unclaimed by the stockholders of the Company 180 days after the Effective Time will be transferred to the Surviving Corporation upon demand. Any holder of Certificates who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of the Price Per Share in accordance with this Agreement upon surrender of such Certificates. The Paying Agent will be authorized, at the request of the Parent, to invest any Funds held by it in
(i) investment grade money market instruments, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation or (v) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed 30 days and as designated by the Parent, with any interest earned thereon being paid to the Parent at the earlier of (A) payment in full of the aggregate Price Per Share to all record holders of Company Common Stock immediately prior to the Effective Time of the Merger and (B) 180 days after the Effective Time.

          (b) NO ESCHEAT OF REMAINING FUNDS. None of the Parent, Holdings, Merger Sub, the Company or the Paying Agent will be liable to any Person in respect of any cash delivered from the Funds to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered before seven years after the Effective Time (or immediately before such earlier date on which any payment pursuant to this
Section 2.10 would otherwise escheat to or become the property of any Governmental Entity (as defined below)), the aggregate Price Per Share payable in respect to such Certificates will, unless otherwise provided by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (c) MERGER CONSIDERATION. Any portion of the Funds made available to the Paying Agent pursuant to Section 2.9(a) to pay the Price Per Share in cash for shares of the

Company Common Stock issued and outstanding immediately prior to the Effective Time for which appraisal rights have been perfected shall be returned to the Parent, upon demand.

2.11 DISSENTING SHARES. Notwithstanding Section 2.8 hereof, shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (and who has neither effectively withdrawn nor lost his right to such appraisal) ("DISSENTING SHARES"), shall not be converted into a right to receive cash pursuant to Section 2.8, and the holder thereof shall be entitled to only such rights as are granted by the DGCL. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive cash as provided in Section 2.8, without interest thereon. The Company shall give the Parent prompt notice of any demands received by the Company for appraisal of shares of the Company Common Stock, and the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to the Parent at or prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") or the Company SEC Reports (as defined below), the Company represents and warrants to the Parent, Holdings and Merger Sub as of the date of this Agreement and as of the Closing Date:

          (a) ORGANIZATION, STANDING AND POWER. Except as otherwise set forth in
Section 3(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries (i) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, (iii) has all requisite power and authority to own or lease and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, and (iv) except as otherwise also set forth in Section 3.1(f) of the Company Disclosure Schedule, has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except, in the cases of clauses (i) (with respect to Subsidiaries only), (ii), (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Organizational Documents (as defined below), as amended and currently in force, and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished by the Company to the Parent for inspection to the extent requested by the Parent.

          (b) CAPITAL STRUCTURE.

                    (i) The authorized capital stock of the Company consists solely of (A) 40,000,000 shares of the Company Common Stock, of which 22,359,218 shares are outstanding as of October 16, 2000, and (B) 5,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding. All issued and outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of the capital stock of the Company is entitled to preemptive rights. No Subsidiary of the Company owns any capital stock of the Company. There are no outstanding options, warrants or other rights to acquire capital stock of the Company other than (1) Rights issued pursuant to the Rights Agreement and (2) options ("Options") representing in the aggregate the right to purchase 5,593,775 shares (of which 4,180,000 have a per share exercise price that is less than the Price Per Share, and 1,413,775 of which have a per share exercise price that equals or exceeds the Price Per Share) of the Company Common Stock under the Stock Options Plans (as defined below), which include those Megagrant Options (1/3 of the total Megagrant Options), the vesting of which is based upon the Company's attainment of certain stock price targets of the Company Common Stock ("Stock Price Megagrant Options"). The Company also has 38,700 performance based units ("Units") outstanding pursuant to its Performance Bonus Unit Plan, which include 5,000 Units the vesting of which is based upon the Company's attainment of certain stock price targets of the Company Common Stock (collectively with the Stock Price Megagrant Options, the "Stock Price Megagrant Options and Units").
          Section 3.1(b)(i) of the Company Disclosure Schedule identifies, as of the date hereof, the holder of each outstanding Option or performance bonus unit, the number of shares of Company Common Stock issuable upon exercise of each Option and the exercise price and expiration date thereof, and the amount payable in respect of each such Unit.

                    (ii) All of the issued and outstanding shares of capital stock of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any Liens (as defined below). Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

                    (iii) No bonds, debentures, notes or other indebtedness of the Company having, or convertible into other securities having, the right to vote on any matters on which stockholders may vote ("COMPANY VOTING DEBT") are issued or outstanding.

                    (iv) Except as otherwise set forth in this Section 3.1(b) or in Section 3.1(b)(i), 3.1(b)(ii) or 3.1(b)(iv) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries. There is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company of any of its Subsidiaries. Except as it may be limited with respect to any foreign Subsidiary of the Company by the laws of such foreign jurisdiction, the Company has the ability to effect any action requiring the approval of the stockholders of any of its Subsidiaries and to designate all of the members of the board of directors of each of its Subsidiaries.

          (c) AUTHORITY; NO CONFLICTS.

                    (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock (if required under applicable law), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to any required adoption of this Agreement by the holders of the Company Common Stock. Subject to the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock (if required by applicable law), this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION") pursuant to: (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) except for such Violations as would not reasonably be expected to have a Material Adverse Effect on the Company and except as set forth in Section 3.1(c)(ii) of the Company Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its Subsidiaries or their respective properties or assets.

                    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for those required under or in relation to
          (A) the HSR Act, (B) state securities or "blue sky" laws, (C) the Securities Act (as defined below), (D) the Exchange Act, (E) the DGCL with respect to the filing and recordation of appropriate certificate of merger or other documents, (F) rules and regulations of the NYSE (as defined below), and (G) any applicable foreign legal requirements relating to competition.

               (d) REPORTS AND FINANCIAL STATEMENTS.

                    (i) Except as set forth in Section 3.1(d)(i) of the Company Disclosure Schedule, the Company has filed all required Company SEC Reports (as defined below). None of the Company's Subsidiaries is required to file any form, report or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP (as defined below) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. Since January 1, 1998 there has been no material change in the Company's accounting methods or principles except as described in the notes to the consolidated financial statements of the Company contained in the Company SEC Reports made available to the Parent prior to the date hereof. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                    (ii) Except as set forth in the consolidated balance sheets (and notes thereto) of the Company and its consolidated Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, and except for liabilities or obligations incurred in the Ordinary Course (as defined below) since June 30, 2000, neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries.

              (e) INFORMATION SUPPLIED.

                    (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the proxy or information statement related to the meeting of the Company's stockholders to be held (if required under applicable law) in connection with the Merger and the transactions contemplated by this Agreement (the "PROXY STATEMENT"), (B) the Schedule 14D-9 or (C) the Offer Documents will, at the respective times such documents are filed, and, with respect to the Offer Documents and the Proxy Statement, if any, when first published, sent or given to the stockholders of the Company, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or, in the case of the Offer Documents and the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting (as defined below), if any, and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or any solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                    (ii) Notwithstanding the foregoing provisions of this
          Section 3.1(e), no representation or warranty is made by the Company with respect to (A) statements made or incorporated by reference in the Proxy Statement and Schedule 14D-9 based on information supplied by the Parent, Holdings or Merger Sub for inclusion or incorporation by reference therein or (B) any forward-looking information which may have been supplied by the Company and incorporated into the Proxy Statement.

          (f) COMPLIANCE WITH APPLICABLE LAWS; REGULATORY MATTERS. Except as set forth in Section 3.1(f) and (n) of the Company Disclosure Schedule, the Company and its Subsidiaries hold all Permits (as defined below) which are material to the operation of their respective businesses, taken as a whole, except for such failures to have received such Permits as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of such Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the businesses of the Company and its Subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than investigations which would not reasonably be expected to have a Material Adverse Effect on the Company.

          (g) LITIGATION. As of the date of this Agreement, except as disclosed in the Company SEC Reports, the Litigation Log (as defined below) or as set forth in Section 3.1(f), (g), (h), (m) and (n) of the Company Disclosure Schedule, there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, except as disclosed in the Company SEC Reports, the Litigation Report, or as set forth in Section 3.1(f), (g), (h), (m) and (n) of the Company Disclosure Schedule, there is no judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on the Company.

          (h) TAXES. (i) The Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have paid all Taxes (as defined below) that are due and owing whether or not shown on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP as reflected in the most recent consolidated balance sheet or for such amounts that would not reasonably be expected to have a Material Adverse Effect on the Company; (iii) as of the date of this Agreement and except as disclosed in the Company SEC Reports, there are no pending or, to the knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any of its Subsidiaries which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company; (iv) except as disclosed in the Company SEC Reports, there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or any of such Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company; (v) there are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; and (vi) neither of the Company nor its Subsidiaries has made an election under Section 341(f) of the Code (as defined below). Neither the Company nor any of its Subsidiaries is a party to, bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than contracts or arrangements entered into with employees, consultants or independent contractors or in connection with purchase or sale agreements or sale leasebacks, which contracts and arrangements would not reasonably be expected to have a Material Adverse Effect on the Company). The Company and its Subsidiaries (A) are not, and have not been, a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company, and (B) have no liability for Taxes of any Person under Treasury Regulation 1.1502-6(a) (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

          (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2000 other than in connection with or arising out of this Agreement and the transactions contemplated hereby, the Company Events (as defined below), or the Restructuring Transactions (as defined below), the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course and there has not been (i) any condition, event or occurrence which would reasonably be expected to have a Material Adverse Effect on the Company or (ii) any action which, if it had been taken after the date hereof, would have required the Parent's consent under
Section 4.1.

          (j) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby.

          (k) REAL PROPERTY. The Company and its Subsidiaries, as the case may be, have sufficient title, leaseholds or rights to real property to conduct their respective businesses as currently conducted in all material respects except where the failure to have such title, leaseholds or rights would not reasonably be expected to have a Material Adverse Effect on the Company.

          (l) EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                    (i) Section 3.1(l)(i) of the Company Disclosure Schedule contains a true and complete list of each written material (a) employee benefit plan, policy and program (including, without limitation, each "employee benefit plan," within the meaning of
          Section 3(3) of ERISA (as defined below) and each "multiemployer plan" within the meaning of Section 3(37) of ERISA) sponsored, maintained or contributed to by the Company or any of its Subsidiaries in the U.S. or Spain, U.K., Italy, France or Germany (the "Foreign Jurisdictions") for the benefit of employees, directors, consultants or independent contractors and (b) benefit arrangement and contract between the Company or its Subsidiaries in the U.S. or Foreign Jurisdictions and any current or former employees (which have or have had an annual base salary of more than U.S. $50,000), directors, consultants and independent contractors, and with respect to each of (a) and (b) which sets forth any provisions (including, incentive, bonus, change in control, severance, relocation, employment and insurance) under which any such current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries in the U.S. or Foreign Jurisdictions (the "COMPANY PARTICIPANTS") has any present or future right to material benefits or under which the Company has any present or future liability, which liability would reasonably be expected to have a Material Adverse Effect on the Company (collectively, the "COMPANY BENEFIT PLANS").

                    (ii) Except as set forth in Section 3.1(l)(ii) of the Company Disclosure Schedule, (a) each of the Company Benefit Plans has been established, operated and administered in compliance with applicable law, including but not limited to ERISA, the Code and similar statutes and regulations in the Foreign Jurisdictions, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company; (b) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect and the Company knows of no event that would cause the disqualification of any such Company Benefit Plan; (c) no Company Benefit Plan provides welfare or insurance benefits (whether or not insured) to Company Participants or their dependents or beneficiaries beyond the Company Participant's termination of employment or termination of service of non-employees with the Company or any of its Subsidiaries in the U.S. and Foreign Jurisdictions, which benefits would reasonably be expected to have a Material Adverse Effect on the Company, other than coverage mandated by applicable law or benefits the full cost of which is borne by the Company Participant (or his or her dependent or beneficiary); (d) no Company Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) or 4001 of ERISA, or is subject to Section 412 of the Code or Title IV of ERISA; (e) neither the Company nor any of its Subsidiaries in the U.S. and Foreign Jurisdictions have engaged in a transaction with respect to any Company Benefit Plan which to the Company's knowledge subjects such entity to either a civil penalty assessed pursuant to Sections 502(i) or 502(e) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code or any similar applicable statutes and regulations in the Foreign Jurisdictions, in each case which penalty or Tax would reasonably be expected to have a Material Adverse Effect on the Company; (f) to the knowledge of the Company, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, which would reasonably be expected to have a Material Adverse Effect on the Company; (g) no event has occurred and no condition exists that to the Company's knowledge would subject the Company or any of its Subsidiaries in Foreign Jurisdictions to any Tax, fine, lien, penalty or other liability with respect to any Company Benefit Plan imposed by ERISA, the Code or any similar applicable statutes and regulations in the Foreign Jurisdictions, which would reasonably be expected to have a Material Adverse Effect on the Company; and (h) all material contributions or other material amounts payable by the Company or any of its Subsidiaries in the U.S. and Foreign Jurisdictions as of the Effective Time with respect to any Company Benefit Plan in respect of current or prior plan years which are required to be reflected in the Company's financial statements in accordance with GAAP have been, in all material respects, paid or accrued in accordance with GAAP.

                    (iii) Except as provided pursuant to this Agreement and except as set forth in Schedule 3.1(l)(iv) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby shall (a) result in any payment becoming due to any Company Participant; (b) increase any benefits otherwise payable under any Company Benefit Plan; (c) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan; or (d) violate the provisions of any agreement between a Company Participant and the Company or any of its Subsidiaries, except in each case where such payment, increase, acceleration or violation would not reasonably be expected to have a Material Adverse Effect on the Company.

                    (iv) The funded status as of June 30, 2000 of the retirement plans and the post-retiree medical liabilities of the Company and its Subsidiaries in the U.S. and Foreign Jurisdictions set forth in Footnote 11 of the Company's Form 10-K for the fiscal year ended June 30, 2000 are correct in all material respects based on the assumptions disclosed in the Company's Form 10-K for the fiscal year ended June 30, 2000, and since

          June 30, 2000, there have been no material changes in or amendments to the Company's foreign defined benefit plans except as set forth in Section 3.4(1)(iv) of the Company Disclosure.

                    (v) Except as set forth in Schedule 3.1(l)(v) Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries; (b) there is no pending or to the knowledge of the Company, threatened labor dispute, strike, work stoppage, lockout or other labor controversy involving the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not reasonably be expected to have a Material Adverse Effect on the Company nor has the Company or any of its Subsidiaries experienced any such labor controversy within the past year; (c) except as set forth in Section 3.1(g) of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company or any of its Subsidiaries by or before any court, governmental agency, administrative agency, board or commission brought by or on behalf of any prospective, current or former employee, labor organization or other representative of employees of the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect; (d) the Company and its Subsidiaries are in compliance with all applicable laws, agreements, and policies relating to employment, employment practices and terms and conditions of employment except where such noncompliance would not be expected to have a Material Adverse Effect; and (e) neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past year, nor has the Company or any of its Subsidiaries other than pursuant to the Restructuring Transactions and the Company Events planned or announced any such action or program for the future.

          (m) Except as set forth in Section 3.1(m) or (g) of the Company Disclosure Schedule, the Company owns, or has the right to use, all trademarks, tradenames, service marks, domain names, trade dress, patents, copyrights, technology, know-how, trade secrets and processes material to the conduct by the Company or any of its Subsidiaries of their respective businesses in the Ordinary Course (the "INTELLECTUAL PROPERTY"), except for those the failure to own or have such legal right to use as would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, except as provided in Section 3.1(m) of the Company Disclosure Schedule and the Litigation Log, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, and to the Company's knowledge, the use of such Intellectual Property does not infringe on the rights of any Person, except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect on the Company.

          (n) Except as disclosed in Section 3.1(n) of the Company Disclosure Schedule, to the knowledge of the Company, each of the Company and each of its Subsidiaries is and has been in compliance with all applicable foreign and U.S. federal, state and local laws, regulations, rules, orders, decrees, and judgments relating to the protection of human health or safety, the environment or Hazardous Substances (the "ENVIRONMENTAL LAWS") in respect of the conduct of its business and the ownership or use of its property, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in 3.1(n) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Company's knowledge, hazardous or toxic substances or materials, including, without limitation, petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, or any other substance or material that is regulated pursuant to any Environmental Laws or that could result in liability under Environmental Laws ("HAZARDOUS SUBSTANCES"), have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released, or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of its Subsidiaries, in violation of, or in a manner or to a location that would give rise to liability to the Company or any of its Subsidiaries under, any Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company and its Subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws.

          (o) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than Deutsche Banc Alex. Brown and Batchelder & Partners, Inc. True and complete copies of any engagement or other agreements between the Company and Deutsche Banc Alex. Brown and Batchelder & Partners, Inc. have been provided to the Parent.

          (p) The Company has rendered the rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, as amended, dated as of May 16, 1997 (the "RIGHTS AGREEMENT") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby. A true and correct copy of the Rights Agreement has been delivered to the Parent.

          (q) INSURANCE. Section 3.1(q) of the Company Disclosure Schedule contains a list of all material insurance policies which are owned by the Company and any of its Subsidiaries and which name the Company or any of its Subsidiaries as an insured, including without limitation those which pertain to their assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies other than those policies the absence or cancellation of which would not reasonably be expected to have a Material Adverse Effect on the Company.

          (r) AFFILIATE TRANSACTIONS. Except as disclosed in Section 3.1(r) of the Company Disclosure Schedule or with reasonable specificity in the Company SEC Reports filed prior to the date of this Agreement, there are no material contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

          (s) MATERIAL CONTRACTS. Section 3.1(s) of the Company Disclosure Schedule sets forth a list of all of the written Company Material Contracts (as defined below) and, prior to the date hereof, the Company has made available to the Parent true copies of each Company Material Contract. For purposes of this Agreement, the term "COMPANY MATERIAL CONTRACTS" shall mean: (i) all contracts required to be disclosed pursuant to Items 401 or 601 of Regulation S-K of the SEC as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 or any Company SEC Report filed thereafter, in each case under the rules and regulations of the SEC, (ii) all contracts for the future purchase of materials, supplies, merchandise or equipment having (A) greater than one year remaining in its term and providing for annual payments in excess of $3 million a year, or (B) providing for remaining payments in excess of $10 million, (iii) all contracts for the sale or lease of any of the assets of the Company or its Subsidiaries, other than sales of inventory in the Ordinary Course, providing for payments in excess of $1 million, (iv) all mortgages, pledges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any assets of the Company providing for payments in excess of $1 million, (v) all consulting agreements providing for annual payments thereunder in excess of $1 million, (vi) all non-competition or similar agreements which restrict or may hereafter restrict in any material respect the geographic or operational scope of the business of the Company or any of its affiliates or the ability of the Company or any of its affiliates to enter into new lines of business and (vii) all other material contracts (other than those set forth on Section 3.1 (b)(iv), 3.1(l) or 3.1(r) of the Company Disclosure Schedules) the loss of which, individually or in the aggregate, would materially adversely affect the Company and its Subsidiaries. To the knowledge of Company, all such written Company Material Contracts are valid, binding and enforceable in accordance with their respective terms (assuming the other parties thereto are bound) and are in full force and effect, except to the extent they have previously expired in accordance with their terms, or, except where such invalidity or unenforceability would not reasonably be expected to have a Material Adverse Effect on the Company. No payment default, breach or violation by the Company or its Subsidiaries or to the Company's knowledge, by any counterpart exists under such Company Material Contracts, except for defaults, breaches or violations which would not reasonably be expected to have a Material Adverse Effect on the Company, and no payment would be accelerated or be due by the Company as a result of any change-in-control provisions in any Company Material Contracts as a result of the transactions contemplated by this Agreement, except where such payments would not reasonably be expected to have a Material Adverse Effect or would otherwise trigger any 280(G) liability under the Code with respect to any agreement of the Company or its Subsidiaries.

          (t) DGCL SECTION 203; STATE TAKEOVER STATUTES. Prior to the date hereof, the Company Board has approved this Agreement and the Offer, the Merger and the other transactions contemplated hereby and such approval is sufficient to render inapplicable to this Agreement, the Offer, the Merger and any of such other transactions contemplated hereby, the restrictions on "business combinations" set forth in Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement and no provision of the Organizational Documents of the Company or any of the Company's Subsidiaries would, directly or indirectly, restrict or impair the ability of the Merger Sub and its affiliates and associates to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of capital stock of the Company and its Subsidiaries that may be acquired or controlled by the Merger Sub and its affiliates and associates.

              (u) FRAUD AND ABUSE.

                    (i) To the Company's knowledge the Company has not (a) engaged in any activities that are prohibited under federal or state anti-kickback, other applicable federal or state fraud and abuse statutes or any statutes imposing civil money penalties, including without limitation, 42 U.S.C. ss. 1320a-7, 42 U.S.C. ss.1320a-7(b) or 42 U.S.C. ss.1320a-7(c), or the regulations promulgated thereunder (collectively, the "Fraud and Abuse laws"), or (b) knowingly or willfully made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment for use in determining rights to any benefit or payment. Furthermore, the Company has not received any notices of noncompliance with respect to any such Fraud and Abuse Laws.

                    (ii) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any management director, officer or, to the Company's knowledge, employee of the Company has directly or indirectly in connection with the Company's business at any time during the last three years: (a) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements, with any past, present or potential customers in exchange for business or payments from such persons other than in the ordinary course of business; (b) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there is any agreement to make, any gift, gratuitous payment or other payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person, except to the extent permitted by applicable law or regulation; (c) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, government employee or government agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state or local Governmental Entity having jurisdiction over such payment, contribution or gift, (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

              (v)   MEDICARE AND MEDICAID.

                    (i) Except as set forth on Section 3.1(v) of the Company Disclosure Schedule, the Company (a) is eligible to receive payment without restriction under Title XVIII of the Social Security Act ("Medicare"), and Title XIX of the Social Security Act ("Medicaid") and other federal healthcare programs (collectively, the "Government Programs"), (b) has not been excluded therefrom under 42 U.S.C. ss. 1320a-7 or 42 U.S.C. ss. 1320a-7a, and (c) has no current basis to believe that it could be so excluded.

                    (ii) Except as listed on Section 3.1(v) of the Company Disclosure Schedule, none of the Company or, to the Company's knowledge, any of its management directors or employees (as such term is defined in 42 U.S.C. ss. 1320a-5(b)), (a) has been excluded from Medicare, or any federal health care program (as defined in 42 U.S.C. ss. 1320a-7b(f)), (b) has any current basis to believe that they could be so excluded, or (iii) has been subject to sanction pursuant to 42 U.S.C. ss. 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. ss. 1320a-7b.

3.2 REPRESENTATIONS AND WARRANTIES OF THE PARENT, HOLDINGS AND MERGER SUB. Except as set forth in the Parent Disclosure Schedule delivered by the Parent to the Company at or prior to the execution and delivery of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), the Parent, Holdings and Merger Sub each represent and warrant to the Company as of the date of this Agreement and as of the Closing Date:

          (a) ORGANIZATION, STANDING AND POWER. Each of the Parent, Holdings and Merger Sub has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Parent, Holdings and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except as would not reasonably be expected to have a Material Adverse Effect on the Parent, Holdings and Merger Sub. True and complete copies of the Organizational Documents of the Parent, Holdings and Merger Sub have been furnished by the Parent to the Company for inspection to the extent requested by the Company.

          (b) AUTHORITY; NO CONFLICTS.

              (i) Each of the Parent, Holdings and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Parent, Holdings and Merger Sub. This Agreement has been duly executed and delivered by the Parent, Holdings and Merger Sub and constitutes a valid and binding agreement of the Parent, Holdings and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of:
          (A) any provision of the Organizational Documents of the Parent, Holdings and Merger Sub or (B) except for such Violations as would not reasonably be expected to have a Material Adverse Effect on the Parent, Holdings and Merger Sub and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent, Holdings or Merger Sub or their respective properties or assets.

                    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent, Holdings or Merger Sub in connection with the execution and delivery of this Agreement by the Parent, Holdings or Merger Sub or the consummation by the Parent, Holdings or Merger Sub of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to Section 3.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on the Parent, Holdings and Merger Sub or impair or delay the ability of the Parent, Holdings or Merger Sub to consummate the transactions contemplated hereby.

                    (iv) Each of the Parent, Holdings and Merger Sub holds all Permits which are material to the operation of their respective businesses, taken as a whole.

          (c) FINANCIAL RESOURCES. Executed commitment letters from Bankers Trust Company dated as of October 16, 2000 (the "BANK COMMITMENT LETTERS") and an executed commitment letter dated as of the date hereof from Vestar Capital Partners IV, L.P. (the "EQUITY COMMITMENT LETTER") are included in Section 3.2(c) of the Parent Disclosure Schedule. To the knowledge of the Parent, Holdings and Merger Sub, assuming all of the representations and warranties of the Company set forth herein are true, the funds contemplated to be received pursuant to the Bank Commitment Letters and the contributions to be made as set forth in the Equity Commitment Letter will be sufficient to consummate the Offer and the Merger and to pay all related fees and expenses. As of the date hereof, the Bank Commitment Letters and the Equity Commitment Letter delivered to the Company are in full force and effect and have not been amended in any material respect.

          (d) INFORMATION SUPPLIED.

                    (i) None of (A) the Offer Documents, (B) the Schedule TO or
          (C) the information supplied or to be supplied by the Parent, Holdings or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, if any, the Schedule 14D-

          9 and any other documents to be filed with the SEC in connection with the transactions contemplated hereby, including any amendment or supplement to such documents, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, if any, and the Offer Documents, when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to made the statements made therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, if any, or any amendment thereof or supplement thereto, at the time of the Company Stockholders Meeting, if any, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to made the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the Offer or any solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading.

                    (ii) Notwithstanding the foregoing provisions of this
          Section 3.2(d), no representation or warranty is made by the Parent, Holdings or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents or Schedule TO based on information supplied by the Company for inclusion or incorporation by reference therein.

          (e) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent, Holdings or Merger Sub, other than Vestar Capital Partners and Park Avenue Equity Partners, L.P.

          (f) OWNERSHIP OF COMPANY CAPITAL STOCK. Except as contemplated by this Agreement, as of the date of this Agreement, neither the Parent nor, to the best of its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or
(ii), shares of the capital stock of the Company.

          (g) OTHER INFORMATION REGARDING THE PARENT, HOLDINGS AND MERGER SUB. The Parent is a newly organized limited liability company and each of Holdings and Merger Sub is a newly organized corporation, each formed solely for the purpose of engaging in the transactions contemplated hereby. Prior to the date hereof, neither the Parent, Holdings nor Merger Sub has engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Merger Sub is a wholly owned Subsidiary of Holdings, which is a wholly owned subsidiary of the Parent, and, as of the date hereof, the Parent does not own, directly or indirectly, any capital stock or other ownership interest in any Person other than Merger Sub and Holdings.

          (h) CERTAIN AGREEMENTS. Each of the Parent, Holdings and Merger Sub has delivered to the Company correct and complete copies of the agreements referred to in Section

8.10(u) hereof and any other agreements between the Parent and members of management of the Company with respect to an investment in the Parent.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Parent shall otherwise consent in writing):

          (a) ORDINARY COURSE. The Company and its Subsidiaries shall carry on their respective businesses in the Ordinary Course, and, except for the Restructuring Transactions and the Company Events, shall use all reasonable efforts to preserve intact their present business organizations and their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by the Company or its Subsidiaries in the Ordinary Course, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c) ISSUANCE OF SECURITIES. The Company shall not, and shall cause its Subsidiaries not to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of shares of the Company Common Stock upon the exercise of stock options issued in the Ordinary Course prior to the date hereof in accordance with the terms of the Stock Option Plans as in effect on the date of this Agreement or pursuant to elections made by participants in the Company's 401(k) plan, or to the extent required pursuant to the exercise of stock purchase rights under the Stock Purchase Plan (as defined below) in accordance with Section 5.10(c).

          (d) ORGANIZATIONAL DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder, by law or by the rules and regulations of the NYSE, the Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

          (e) INDEBTEDNESS AND OTHER MATTERS. The Company shall not, and shall not permit any of its Subsidiaries to, except for the Restructuring Transactions and the Company

Events, (i) other than incurrence of indebtedness under existing working capital facilities in the ordinary course of business consistent with past practices and under existing European overdraft facilities in the ordinary course, incur any indebtedness for borrowed money or guarantee, assume, endorse or otherwise become responsible for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries or of other Persons, other than indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries, (ii) make any loans or advances other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or other than to customers for the purchase of products from the Company in the ordinary course of business consistent with past practices, (iii) make any capital contributions to, or investments in, any other Person, other than by the Company or its domestic Subsidiaries to or in the Company or its domestic Subsidiaries, (iv) other than the payment, discharge or satisfaction of claims, liabilities and obligations in the ordinary course of business consistent with past practices not in excess of amounts duly accrued or accruable therefor, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), (v) make or commit to make any capital expenditures in excess of $3 million in the aggregate in any one month or $8 million in the aggregate in any one quarter, (vi) issue, deliver, sell, lease, sell and leaseback, pledge, dispose of or encumber material properties or assets of the Company or any of its Subsidiaries, except Liens for Taxes not currently due, (vii) (A) make or change any Tax election or method of accounting with respect to Taxes, (B) file any amended Tax Return (other than as may be agreed to between the Company and the Internal Revenue Service in connection with the examination for the fiscal year 1997 Tax year) or (C) settle or compromise any examination or proceeding with respect to any material Tax liability, (viii) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving amounts payable by the Company and its Subsidiaries that are not in excess of $500,000 in the aggregate over the sum of (x) amounts reserved for in respect of litigation in the most recent consolidated financial statements of the Company included in the Company SEC Reports made available to the Parent prior to the date hereof, (y) amounts fully recoverable from insurers of the Company and its Subsidiaries and (z) amounts applied against self-insured retention amounts or deductibles (provided such settlements do not involve any material non-monetary obligations on the part of the Company), or (ix) agree, or commit to agree, to take or fail to take any action not permitted to be taken or not taken pursuant to this Section 4.1(e).

          (f) BENEFIT PLANS. The Company shall not, and shall not permit any of its Subsidiaries to, other than the Restructuring Transactions and the Company Events, (i) establish, adopt, enter into, or amend any Company Benefit Plan, or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except as required by law; (ii) increase the compensation payable or to become payable to any of its directors, officers or, except in the ordinary course of business consistent with prior practices, other employees; or (iii) take any action with respect to the grant, modification or amendment of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement).

4.2  ADVICE OF CHANGES; GOVERNMENT FILINGS. Each of the Company and the
Parent shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had a Material Adverse Effect on such party or materially and adversely affects its ability to consummate the transactions contemplated hereby in a timely manner; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and the Parent, Holdings and Merger Sub shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and the Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each of the Company and the Parent agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each further agrees to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.3 FINANCING RELATED COOPERATION.The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the expiration of the Offer or the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by the Parent and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letters, provided that the Parent, Holdings and Merger Sub shall use reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company's business and results of operations would be materially adversely affected thereby. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of the Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company and its Subsidiaries; provided that no call for redemption or prepayment shall be irrevocably made (including as such irrevocability may be determined by the terms of any such indebtedness) until Merger Sub has purchased shares of Company Common Stock pursuant to the Offer, and no such prepayment or redemption shall itself actually be made until contemporaneously with or after the Effective Time.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

5.1  PREPARATION OF THE PROXY STATEMENT; THE COMPANY STOCKHOLDERS MEETING.

          (a) As soon as practicable following the consummation of the Offer, if required under applicable law, the Company and the Parent shall prepare and file with the SEC the Proxy Statement with respect to the Company Stockholders Meeting (as defined below), and use its reasonable good faith efforts to have a Proxy Statement cleared by the SEC and mailed to the Company's stockholders. The Parent, Holdings and Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. The Proxy Statement shall contain the recommendations of the Company Board (unless withdrawn, modified or changed in accordance with the terms of Section 5.4 of this Agreement) and the written opinions of the Company's financial advisors referred to in Section 1.3(a) and shall comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Parent and its counsel shall be given an opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to the Parent and its counsel any comments which the Company or its counsel may receive from the staff of the SEC with respect to the Proxy Statement promptly after receipt thereof. The Parent, Holdings and Merger Sub will promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning the Parent, Holdings and Merger Sub required by law, rule or regulation to be included in the Proxy Statement. The Company, the Parent, Holdings and Merger Sub agree to promptly correct any information provided by any of them for use in the Proxy Statement which shall have become false or misleading in any respect, and the Company further agrees to take all steps necessary to cause such Proxy Statement as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. The Company agrees to use its best efforts, after consultation with the other parties hereto, and each of the Parent and Merger Sub agree to use its best efforts to promptly provide the Company with any information necessary to respond promptly to any comments made by the Commission with respect to the Proxy Statement or the Schedule 14D-9, and any preliminary version thereto or amendment thereof, filed by it, and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. Each of the Company and the Parent, Holdings and Merger Sub shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable.

          (b) The Company shall, as soon as practicable following the acquisition by Merger Sub of shares of the Company Common Stock pursuant to the Offer and in accordance with this Agreement, to the extent necessary to consummate the Merger, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY
STOCKHOLDERS MEETING") for the purpose of considering and taking action upon this Agreement and approving this Agreement, and the Company shall, through the Company Board, recommend to its stockholders that they adopt this Agreement; PROVIDED, HOWEVER, that the Company Board may withdraw, modify or change such recommendation in accordance with the terms of Section 5.4 of this Agreement. The Parent, Holdings and Merger Sub shall vote or cause to be voted all the shares of the Company Common Stock owned of record or beneficially by the Parent or any of its Subsidiaries in favor of this Agreement and the transactions contemplated by this Agreement. After the date hereof and prior to the expiration of the Offer, the Parent shall not purchase, offer to purchase, or enter into any contract, agreement or understanding regarding the purchase of any shares of the Company Common Stock, except pursuant to the terms of the Offer, the Merger and this Agreement.

          (c) Notwithstanding the preceding paragraph or any other provision of this Agreement, in the event Merger Sub owns 90% or more of the issued and outstanding shares of the Company Common Stock following expiration of the Offer, the Company shall not be required to call the Company Stockholders Meeting or to file or mail the Proxy Statement, and the parties hereto shall, subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following such expiration without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

5.2 ACCESS TO INFORMATION. Upon reasonable notice, each of the Company and the Parent shall (and shall cause their respective Subsidiaries, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and its officers, employees and representatives and, during such period, each of the Company and the Parent shall (and shall cause its Subsidiaries, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request; PROVIDED, HOWEVER, each of the Company and the Parent may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any of its Subsidiaries requires such party or any of its Subsidiaries to restrict access to any properties or information. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement (as defined below), which Confidentiality Agreement shall remain in full force and effect.

5.3  APPROVALS AND CONSENTS; COOPERATION. Each of the Company, the
Parent, Holdings and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including without limitation (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "REQUIRED APPROVALS") and (ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of the Company and the Parent, Holdings and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company, the Parent, Holdings and Merger Sub shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and the Parent shall use its reasonable best efforts to resist or resolve such suit. The Company and the Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, the Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

5.4  ACQUISITION PROPOSALS.

          (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to (a) solicit, initiate, knowingly encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any Person (other than the Parent and its affiliates) relating to, other than the transactions contemplated by this Agreement, (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its Subsidiaries (other than the Restructuring Transactions, the Dispositions and the Sale Leasebacks) or of 10% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company (other than the Restructuring Transactions, the Dispositions and the Sale Leasebacks), or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would or would reasonably be expected to materially dilute the benefits to the Parent, Holdings or Merger Sub of the transactions contemplated by this Agreement (collectively, "ACQUISITION PROPOSALS"), or agree to or endorse any Acquisition Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or participate in or knowingly assist, facilitate, or encourage, any effort or attempt by any other Person (other than any of the Parent, Holdings, Merger Sub and their affiliates) to do or seek any of the foregoing; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer; (B) from making such disclosure to the Company's stockholders or otherwise which, the Company Board concludes in good faith, after consultation with its legal counsel, is necessary under applicable law or the rules of the NYSE or is reasonably necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law; (C) from participating in negotiations or discussions with or furnishing information to any Person in connection with an Acquisition Proposal not solicited after the date hereof which is submitted in writing by such Person to the Company Board after the date of this Agreement; PROVIDED, HOWEVER, that prior to participating in any such discussions or negotiations or furnishing any information, the Company receives from such Person an executed confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement; and PROVIDED, FURTHER, that the Company Board shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is reasonably likely to constitute a Superior Proposal (as defined below) and, after consultation with its outside legal counsel, that participating in such negotiations or discussions or furnishing such information is reasonably necessary in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; and PROVIDED, FURTHER, that the Company Board shall not (unless it is prohibited from doing so in good faith by the terms of the Acquisition Proposal) take any of the foregoing actions prior to two business days after it provides the Parent with prompt (but in no event later than 24 hours after the occurrence or commencement of such action) written notice thereof. If the Company Board receives an Acquisition Proposal, then the Company shall promptly inform the Parent of the material terms and conditions of such proposal and the identity of the Person making it. Notwithstanding anything contained in this Agreement to the contrary, the exercise of the Company's or the Company Board's rights under this Section 5.4 and Section 7.3(c) shall not constitute a breach of this Agreement.

          (b) Prior to the purchase of shares of Company Common Stock pursuant to the Offer, in the event the Company Board (by majority vote of all its members) determines in good faith that it has received a Superior Proposal and determines in good faith that taking the following actions is reasonably necessary in order to comply with its fiduciary duties under applicable law; the Company and the Company Board may (i) withdraw, modify or change the Company Board's approval or recommendation of this Agreement, the Offer or the Merger,
(ii) approve or recommend to the Company's stockholders such Superior Proposal and (iii) terminate this Agreement in accordance with Section 7.3(c) and (iv) publicly announce the

Company Board's intention to do any or all of the foregoing.
Notwithstanding anything to the contrary contained in this Section 5.4 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this
Section 5.4 and to Section 7.2(b), and make a copy of this Section 5.4 and
Section 7.2(b) available to a third party.

          (c) The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from or waive any provisions of confidentiality in any confidentiality agreement to which Company is a party.

          (d) "SUPERIOR PROPOSAL" means a proposal with respect to any of the transactions described in clause (i), (ii) or (iii) of the definition of Acquisition Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of this definition) with respect to which the Company Board shall have concluded in good faith, after consultation with its outside legal counsel and financial advisor, (i) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, including the status of the financing therefor, and the Person making the proposal, and (ii) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement.

5.5   EMPLOYEE BENEFITS.

          (a) Subject to subparagraph 5.5(c) below, for a period of one year immediately following the Effective Time, the Surviving Corporation shall maintain in effect employee benefit plans and arrangements with overall employee benefits which are substantially comparable, in the aggregate, to the benefits provided by the Company Benefit Plans as of the date hereof (not taking into account the value of any benefits under any such plans which are equity-based).

          (b) For purposes of determining eligibility to participate or vesting where length of service is relevant under any employee benefit plan or arrangement of the Surviving Corporation or any of their respective Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits.

          (c) Except as otherwise consented to by the applicable employee, the Surviving Corporation and its Subsidiaries shall assume and honor in accordance with their respective terms (i) all written employment, indemnification, severance and termination plans and agreements (including change in control provisions and agreements) applicable to employees of the Company and its Subsidiaries, and (ii) the severance pay policies to the extent identified in

Section 3.1(l) of the Company Disclosure Schedule and Attachment 3.0--1 of the Company Disclosure Schedule.

5.6 FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, all expenses of the Parent and Merger Sub incurred in connection with the transactions contemplated by this Agreement, (b) except as set forth in Section 7.4(b), and (c) the Expenses incurred in connection with the printing, filing and mailing to stockholders of the Company of the Proxy Statement and the solicitation of stockholder approvals shall be paid by the Company and the Parent equally if this Agreement is terminated pursuant to one or more of the other provisions set forth in Article VII.

5.7  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) CONTINUATION OF ORGANIZATIONAL DOCUMENTS OBLIGATIONS. The Company shall and, from and after the Effective Time, the Surviving Corporation shall maintain the right to indemnification and exculpation of officers and directors provided for in the Organizational Documents of the Company as in effect on the date hereof, with respect to indemnification and exculpation for acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement.

          (b) CONTINUATION OF DIRECTORS' AND OFFICERS' INSURANCE. Until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance covering the Persons who are presently covered by the Company's officers' and directors' liability insurance policies (copies of which have heretofore been delivered to the Parent) with respect to actions and omissions occurring prior to the Effective Time, by obtaining tail coverage of such existing insurance policies on terms which are not less favorable than the terms of such current insurance in effect for the Company on the date hereof and providing coverage only with respect to matters occurring prior to the Effective Time, to the extent that such tail coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 225% of the annual premium for the Company's current insurance policies and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance as can be so maintained at a cost equal to 225% of the annual premium for the Company's current insurance policies.

          (c) INDEMNIFICATION. Until the sixth anniversary of the Effective Time the Company shall and, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by this

Agreement). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), to the extent permitted under applicable law, (i) the Company or the Surviving Corporation shall advance expenses to each such Indemnified Party, including the payment of the fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as the case may be, promptly after statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate fully in the defense of any such matter. Neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

          (d) SURVIVAL. This Section 5.7 shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company, Merger Sub and the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 5.7 against the Company, Merger Sub and the Surviving Corporation, as the case may be), and shall be binding on all successors and assigns of the Surviving Corporation.

          (e) MERGER, ASSIGNMENT, ETC. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7.

          (f) Anything to the contrary herein notwithstanding, the Surviving Corporation shall maintain policies of insurance of the Company on the terms and conditions set forth in any indemnification agreement to which the Company is party for all periods extending until the expiration of any statute of limitations applicable with respect to actions and omissions occurring prior to the Effective Time.

5.8 PUBLIC ANNOUNCEMENTS. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that each party hereto may make any disclosure or announcement which such party, after consultation with its legal counsel, determines that it is obligated to make pursuant to applicable law or regulation of any national securities exchange or in order to discharge its fiduciary duties, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

5.9 RIGHTS AGREEMENT. The Company shall take all necessary action to cause the dilution provisions of the Rights Agreement to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of Rights issued pursuant to such Rights Agreement.

5.10  EMPLOYEE STOCK OPTIONS AND EQUITY INCENTIVES.

          (a) Except as otherwise consented to by the applicable Option or Unit holder, at the Effective Time, the Company shall cause each outstanding Option and each outstanding Unit (other than the Stock Price Megagrant Options and Units) to become vested and exercisable with respect to all shares or Units subject thereto, and each such Option and Unit (other than the Stock Price Megagrant Options and Units) shall be canceled by the Company, and each holder of any such Option or Unit (other than the Stock Price Megagrant Options and Units) shall be paid by the Company for each such Option or Unit (to the extent the Price Per Share exceeds the per share exercise price of such Option or Unit) an amount, in cash, determined by multiplying (i) the excess, if any, of the Price Per Share over the applicable per share exercise price of such Option or Unit by (ii) the number of shares of the Company Common Stock subject to such Option or the number of Units such unit holder holds. Any such payment shall be subject to all applicable federal, state and local Tax withholding requirements.

          (b) The Company shall, in connection with such cancellation, use its reasonable best efforts to effect such cancellation in conformity with the requirements of Rule 16b-3(e) under the Exchange Act, without the incurrence of liability by the holders of options in connection therewith. As promptly as practicable following Merger Sub's purchase of shares of the issued and outstanding Company Common Stock pursuant to the Offer, the Parent shall provide the Company with funds necessary to pay in full the consideration payable under
Section 5.10(a) hereof.

          (c) The Company shall amend the Company's Associate Stock Purchase Plan (the "STOCK PURCHASE PLAN") to provide that (i) as of the date hereof, all payroll deductions under the Stock Purchase Plan shall cease and the offering period currently in effect thereunder shall be deemed to have ended as of the date hereof, and (ii) each stock purchase right outstanding under the Stock Purchase Plan as of the date hereof shall be treated as follows: as of the Effective Time, each such stock purchase right shall be canceled and the holder thereof shall receive, at the Effective Time, an amount, in cash, equal to (A) the number of shares of the Company Common Stock purchasable under such stock purchase right pursuant to the Stock Purchase Plan, multiplied by (B) the Price Per Share. Any such payment shall be subject to all applicable federal, state and local Tax withholding requirements. The Company shall terminate the Stock Purchase Plan, as amended, effective immediately following the Effective Time.

5.11 FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, the Parent, Holdings and the Surviving Corporation shall take any such reasonably necessary action.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Parent, Holdings, Merger Sub and the Company to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) CONSUMMATION OF THE OFFER. Merger Sub shall have accepted for payment and paid for all shares of the Company Common Stock validly tendered pursuant to the Offer and not withdrawn;

          (b) STOCKHOLDER APPROVAL. The Company shall have obtained all approvals of holders of shares of the capital stock of the Company required under applicable law to approve this Agreement and the transactions contemplated hereby;

          (c) HSR ACT AND FOREIGN COMPETITION LAWS. Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any applicable foreign legal requirements relating to competition shall have been complied with, as necessary; and

          (d) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

6.2 ADDITIONAL CONDITION TO THE OBLIGATIONS OF THE PARENT, HOLDINGS AND MERGER SUB TO EFFECT THE MERGER.

          The obligations of the Parent, Holdings and Merger Sub to effect the Merger shall be subject to the receipt by Merger Sub of the proceeds of the financing contemplated in the Bank Commitment Letters in the amounts necessary to consummate the Merger.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

7.1 TERMINATION BY EITHER THE COMPANY OR THE PARENT. This Agreement may be terminated at any time prior to the Effective Time by either the Company or the Parent, whether before or after adoption of this Agreement by the Company's stockholders:

          (a) by the mutual written consent of the Parent and the Company, by action of their respective Boards of Directors;

          (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the provisions of this Section 7.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.3 shall have been the cause of, or shall have resulted in, such order, decree, ruling or other action; and

          (c) if shares of the Company Common Stock shall not have been purchased pursuant to the Offer on or prior to the Outside Date; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this subparagraph shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any representation or warranty in this Agreement has been the cause of, or resulted in, the failure to purchase shares of the Company Common Stock pursuant to the Offer on or prior to the Outside Date.

7.2 TERMINATION BY THE PARENT. This Agreement may also be terminated by the Parent at any time prior to the purchase of issued and outstanding shares of Company Common Stock pursuant to the Offer:

          (a) if the Company or the Company Board shall have (i) withdrawn, modified or amended in any respect adverse to the Parent, Holdings or Merger Sub any of its recommendations described in Section 1.3(a)(i) hereof, (ii) failed as promptly as reasonably practicable to mail the Schedule 14D-9 to its stockholders (provided that the failure of the Parent or Merger Sub to fulfill any of their material obligations under this Agreement shall not have been the cause of, or resulted in, the failure by the Company to mail the Schedule 14D-9) or failed to include in such Schedule 14D-9 such recommendations, (iii) approved, recommended or entered into an agreement with respect to, or consummated, any Acquisition Proposal from a Person other than the Parent or any of its affiliates, (iv) in response to the commencement of any tender offer or exchange offer (other than the Offer) for outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer within five Business Days of commencement of such tender offer or exchange offer, or
(v) resolved to do any of the foregoing or publicly announced its intention to do any of the foregoing;

          (b) (b) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement (other than a breach of any covenant or agreement by the Company directly related to the cancellation of the Megagrant Options (other than the Stock Price Megagrant Options) without first accelerating the vesting and exercisability of the Stock Price Megagrant Options, provided the Company or the appropriate body or entity has resolved to cancel (and has not rescinded such resolution or cancellation) the Megagrant Options (other than the Stock Price Megagrant Options)), or if (i) any representation or warranty of the Company set forth herein that is qualified as to materiality shall have become untrue or (ii) any such representation or warranty of the Company that is not so qualified shall have become untrue in any material respect (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that, if such Terminating Company Breach is reasonably capable of being cured by the Company no later than ten calendar days after the Parent has furnished the Company with written notice of such Terminating Company Breach through the exercise of best efforts, so long as the Company continues to exercise such best efforts, the Parent may not terminate this Agreement under this Section 7.2(b) prior to the expiration of such ten-day period; or

          (c) the Offer expires or is terminated in accordance with its terms without any shares of the Company Common Stock being purchased thereunder; PROVIDED, HOWEVER, that the breach of any representation or warranty by the Parent, Holdings or Merger Sub or failure of the Parent, Holdings and Merger Sub to fulfill any obligations under this Agreement has not been the cause of, or resulted in, the failure to purchase shares pursuant to the Offer.

7.3 TERMINATION BY THE COMPANY. This Agreement may also be terminated by the Company at any time prior to the purchase of issued and outstanding shares of Company Common Stock pursuant to the Offer:

          (a) upon a material breach of any covenant or agreement on the part of the Parent, Holdings or Merger Sub set forth in this Agreement, or if (i) any representation or warranty of the Parent, Holdings or Merger Sub set forth herein that is qualified as to materiality shall have become untrue or (ii) any such representation or warranty of the Parent, Holdings or Merger Sub that is not so qualified shall have become untrue in any material respect (a "TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that, if such Terminating Parent Breach is reasonably capable of being cured by the Parent, Holdings or Merger Sub, as the case may be, no later than ten calendar days after the Company has furnished the Parent with written notice of such Terminating Parent Breach, through the exercise of best efforts, so long as the Parent, Holdings or Merger Sub, as the case may be, continues to exercise such best efforts, the Company may not terminate this Agreement under this
Section 7.3(a) prior to the expiration of such ten-day period;

          (b) if (i) Merger Sub shall have failed to commence the Offer within the ten-Business Day period specified in Section 1.1(a), or (ii) the Offer expires or is terminated in accordance with its terms without any shares of the Company Common Stock being purchased thereunder; PROVIDED, HOWEVER, that the breach of any representation or warranty by the Company or the failure of the Company to fulfill any obligation under this Agreement has not been the cause of, or resulted in, the failure to purchase such shares pursuant to the Offer; or

          (c) if the Company Board approves a Superior Proposal; PROVIDED, HOWEVER, that (A) the Company shall have complied with the terms of Section 5.4; and (B) this Agreement may not be terminated pursuant to this Section 7.3(c) unless (x) concurrently with such termination, the Company pays to the Parent the Termination Fee (as hereinafter defined) less any amount previously paid to the Parent in respect of Parent Expenses (as hereinafter defined) and (y) the Company shall have provided the Parent with at least two business days' advance notice of such termination.

7.4  EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either the Company or the Parent as provided in Article VII above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parent, Holdings, Merger Sub or the Company or their respective officers, directors, stockholders, affiliates, representatives, agents, employees or advisors, except, with respect to the Parent, Holdings, Merger Sub and the Company, (i) with respect to Section 5.6, this Section 7.4, Article VIII and the last sentences of Sections 1.3 and 5.2, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party or parties of this Agreement.

          (b) The Company shall (provided that neither the Parent, Holdings nor the Merger Sub is then in material breach of its obligations under this Agreement) upon (i) the termination of the Agreement pursuant to Section 7.1(c), 7.2(c) or 7.3(b) (PROVIDED that such termination pursuant to Section 7.1(c), 7.2(c) and 7.3(b) shall have occurred, in whole or in part, by reason of failure of the Minimum Condition or any of the Offer conditions set forth in paragraph
(a), (b), (d), (f), (g) or (h) of Annex A), or (ii) the termination of this Agreement pursuant to Section 7.2(a), 7.2(b) or 7.3(c), promptly, but in no event later than two Business Days following written notice thereof, together with reasonable supporting documentation, reimburse the Parent, Holdings and the Merger Sub, in an aggregate amount of up to $4 million, for all reasonable out-of-pocket expenses and fees (including fees payable to banks, investment banking firms and other financial institutions, and their respective agents and counsel, and fees of counsel, accountants, financial printers, advisors, experts and consultants to the Parent and its affiliates), whether incurred prior to, concurrently with or after the execution of this Agreement, in connection with the Offer or the Merger or the consummation of any other transaction contemplated by this Agreement, the financing thereof or consents related hereto (collectively, the "PARENT EXPENSES"). It is understood that in the event that the Parent is paid a Termination Fee, to the extent not previously paid, no amounts shall be payable as the Parent Expenses.

          (c) In the event that this Agreement is terminated pursuant to Section 7.2(a) or 7.3(b)(ii) (only if this Agreement was also terminable under Section 7.2(a) at the time of such termination) or Section 7.3(c), the Company shall pay to the Parent, by wire transfer of immediately available funds to an account designated by the Parent on the next Business Day following such termination (or, in the case of a termination pursuant to Section 7.3(c), concurrently with the effectiveness of such termination), an amount equal to $10 million (the "TERMINATION FEE"), less any amount previously paid to the Parent in respect of the Parent Expenses.

          (d) If all of the following events have occurred:

              (i) (A) an Acquisition Proposal is publicly disclosed or publicly proposed to the Company or its stockholders at any time on or after the date of this Agreement but prior to any termination of this Agreement, and
     (B) this Agreement is terminated pursuant to Section 7.1(c), 7.2(b), 7.2(c) or 7.3(b); and

              (ii) thereafter, within 12 months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, the Acquisition Proposal referred to in clause (i), or any Significant Proposal (as defined below);

     then, the Company shall pay to the Parent, concurrently with the earlier of the execution of such definitive agreement or the consummation of such Acquisition Proposal, an amount equal to the Termination Fee (less any amount previously paid to the Parent in respect of the Parent Expenses).

          (e) Any payment of Parent Expenses pursuant to Section 7.4, together with any Termination Fee which may be paid, shall serve as full liquidated damages in respect of any breach of this Agreement by the Company and the Parent, Holdings and Merger Sub hereby waive all claims against the Company in respect of the breach or breaches occasioning the payment pursuant to this
Section 7.4. The Company acknowledges that the agreements contained in Sections 7.4(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent, Holdings and Merger Sub would not enter into this Agreement.

7.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the Company's stockholders, but, after any such adoption, no amendment shall be made which by law or in accordance with the rules of the NYSE requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.6 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; NO OTHER REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and the provisions of this Article VIII. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, the Parent, Holdings or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  if to the Parent, Holdings or Merger Sub:

                           c/o Vestar Capital Partners IV, L.P.
                           245 Park Avenue
                           41st Floor
                           New York, New York 10167
                           Attention: General Counsel
                           Facsimile: (212) 808-4922

                  with copies to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention:  Peter J. Gordon, Esq.
                           Facsimile: (212) 455-2502

                  if to the Company:

                           Sunrise Medical Inc.
                           2382 Faraday Avenue, Suite 200
                           Carlsbad, California 92008
                           Attention: Steven A. Jaye, Esq.
                           Facsimile: (760) 930-1587

                  with copies to:

                           Latham & Watkins
                           633 West Fifth Street, Suite 4000
                           Los Angeles, California 90071
                           Attention: Paul D. Tosetti, Esq.
                           Facsimile: (213) 891-8763

8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10  DEFINITIONS. As used in this Agreement:

          (a) "BENEFIT PROGRAM CHANGES" means those changes to Employee Benefit Plans or Employee Benefit Agreements set forth in Section 3.0 of the Company Disclosure Schedule under the "Benefit Program Changes" caption.

          (b) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

          (c) "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

          (d) "CERTIFICATE" means a certificate representing shares of the Company Common Stock to be canceled in the Merger pursuant to Section 2.8(c) hereof.

          (e) "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          (f) "COMPANY BOARD" means the Board of Directors of the Company.

          (g) "COMPANY EVENTS" means any or all of the following actions taken by the Company: (i) the Dispositions; and (ii) the Benefit Program Changes.

          (h) "COMPANY SEC REPORTS" means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1998, including all exhibits thereto.

          (i) "CONFIDENTIALITY AGREEMENT" means the Confidentiality and Standstill Agreements dated May 4, 2000, between the Company and Park Avenue Equity Partners, L.P., and the Company and Vestar Capital Partners IV, L.P.

          (j) "DGCL" means the Delaware General Corporation Law.

          (k) "DISPOSITIONS" means those events set forth in Section 3.0 of the Company Disclosure Schedule under the "Dispositions" caption.

          (l) "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

          (m) "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code or similar applicable non-U.S. statutes or regulations.

          (n) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          (o) "EXPENSES" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources and their counsel, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

          (p) "GAAP" means generally accepted accounting principles.

          (q) "GOVERNMENTAL ENTITY" means any supranational, foreign, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority.

          (r) "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (s) "LIENS" means liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party.

          (t) "LITIGATION LOG" means the Litigation Log delivered by the Company to the Parent prior to the date hereof setting forth certain litigations to which the Company is or may become a party.

          (u) "MANAGEMENT GROUP" means the members of the Company's management who are listed on Schedule 8.10(u) and who have entered into an agreement with the Parent and the Company providing, among other things, that so long as this Agreement has not been terminated they will not exercise any of their Options.

          (v) "MATERIAL ADVERSE EFFECT" means, with respect to any entity, (a) any adverse change, circumstance or effect that, individually or aggregated with other changes, circumstances and effects, is or would reasonably be expected to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that the concept of Material Adverse Effect shall not include any change, circumstance or effect resulting from (i) general economic conditions or conditions affecting firms in the Company's industry generally (other than a change in the Medicare/Medicaid reimbursement policies which materially and adversely affect the Company's products), (ii) this Agreement or the transactions contemplated hereby (iii) the Restructuring Transactions, (iv) the Company Events; or (b) a material impairment of the ability of such entity and its Subsidiaries taken as a whole to perform any of their material obligations under this Agreement or to consummate the transactions contemplated hereby.

          (w) "MEGAGRANT OPTIONS" means options whose vesting is based upon three tranches: (1) time vesting; (2) attainment of earnings per share targets; and (3) attainment of stock price targets, and which are set forth on Schedule 8.10(w) to this Agreement.

          (x) "NYSE" means New York Stock Exchange.

          (y) "ORDINARY COURSE" means, with respect to any entity, any actions taken in the regular and ordinary course of that entity's business, consistent in all material respects with past practices. When used with respect to the Company and its Subsidiaries, "Ordinary Course" shall include any and all actions taken as part of (i) the Restructuring Transactions and (ii) the Company Events.

          (z) "ORGANIZATIONAL DOCUMENTS" means, with respect to any entity, the certificate of incorporation, bylaws or other governing documents of such entity.

          (aa) "OUTSIDE DATE" means January 10, 2001.

          (bb) "PERMITS" means permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities.

          (cc) "Person" means an individual, corporation, partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          (dd) "RESTRUCTURING TRANSACTIONS" means those restructuring transactions set forth in Section 3.0 of the Company Disclosure Schedule under the "Restructuring Transactions" caption.

          (ee) "SALE LEASEBACKS" means those events set forth in Section 3.0 of the Company Disclosure Schedule under the "Sale Leasebacks" caption.

          (ff) "SECURITIES ACT" means the Securities Act of 1933, as amended.

          (gg) "SIGNIFICANT PROPOSAL" means a proposal with respect to any of the transactions described in clause (i), (ii) or (iii) of the definition of Acquisition Proposal (with all of the percentages included in the definition of such term raised to 35% for purposes of this definition).

          (hh) "STOCK OPTIONS PLANS" means, including each predecessor, amendment or restatement, (i) the Amended and Restated Stock Option Plan, (ii) the Company's Amended and Restated 1993 Stock Option Plan for Key Employees;
(iii) the Amended and Restated Sentient/Sunrise Stock Option Plan; (iv) the Company's Year 2000 Non-Qualified Stock Option Plan; (vii) the Michael N. Hammes Non-Qualified Stock Option Agreement; and (v) any stock option agreements issued under any of the foregoing and setting forth the grant of options by the Company as set forth in Attachment 3.1(b)-1 to Section 3.1(b) of the Company Disclosure Schedule.

          (ii) "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (jj) "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

          (kk) "TAX RETURN" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes, including any amendments thereof.

          (ll) "THE OTHER PARTY" means, unless the context otherwise requires, with respect to the Company, the Parent, and means, with respect to the Parent, the Company.

          IN WITNESS WHEREOF, the Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of October 16, 2000.


                             V.S.M. INVESTORS, LLC,
                             a Delaware limited liability company



                             By:          ____________________________________
                             Name:
                             Title:

                             V.S.M HOLDINGS, INC.
                             a Delaware corporation



                             By:          ____________________________________
                             Name:
                             Title:


                             V.S.M. ACQUISITION CORP.,
                             a Delaware corporation



                             By:          ____________________________________
                             Name:
                             Title:


                             SUNRISE MEDICAL, INC.,
                             a Delaware corporation



                             By:          /s/ Murray H. Hutchison
                                          ____________________________________
                             Name:        Murray H. Hutchison
                             Title:       Chairman of the Board of Directors

          IN WITNESS WHEREOF, the Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of October 16, 2000.


                             V.S.M. INVESTORS, LLC,
                             a Delaware limited liability company



                             By:    /s/ James L. Elrod
                                   ------------------------
                             Name:  James L. Elrod
                             Title  Vice President of Vestar
                                    Capital Partners IV, L.P., Member


                             V.S.M HOLDINGS, INC.
                             a Delaware corporation



                             By:    /s/ James L. Elrod
                                   ------------------------
                             Name:  James L. Elrod
                             Title: President


                             V.S.M. ACQUISITION CORP.,
                             a Delaware corporation



                             By:    /s/ James L. Elrod
                                   --------------------------
                             Name:  James L. Elrod
                             Title: President


                             SUNRISE MEDICAL, INC.,
                             a Delaware corporation



                             By:          ____________________________________
                             Name:
                             Title:

                                     ANNEX A


          The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger dated as of October 16, 2000 (the "Merger Agreement") to which this Annex A is attached.

          CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of the Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares tendered pursuant to the Offer, and (subject to any such rules or regulations) may delay the acceptance for payment or, subject to the restriction referred to above, payment of any shares of Company Common Stock tendered pursuant to the Offer and may (except as provided below) amend or terminate the Offer as to any shares (whether or not any shares have theretofore been accepted for payment or paid for pursuant to the Offer) (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of the Company Common Stock which represents at least a majority of the number of the shares of Company Common Stock outstanding on a fully diluted basis (assuming the exercise of all outstanding options to purchase shares of the Company Common Stock (other than the options held by Management Group) and any other rights to acquire shares of the Company Common Stock on the date of purchase) (the "Minimum Condition"),
(ii) any applicable waiting period under the HSR Act (and any extension thereof) shall have expired or been terminated prior to the expiration of the Offer,
(iii) compliance with any applicable foreign legal requirements relating to competition, and (iv) Merger Sub shall have received the proceeds of the financing contemplated by the Bank Commitment Letters on the terms and conditions set forth therein or otherwise on terms reasonably satisfactory to the Parent, in amounts sufficient to pay for all shares of the Company Common Stock validly tendered pursuant to the Offer and to pay all fees and expenses related to the Offer (the "FINANCING CONDITION") or (B) if at any time after the date of the Merger Agreement and before the acceptance for payment of any shares of Company Common Stock, any of the following conditions exists:

          (a) there shall have been any action or proceeding brought or threatened in writing by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a Governmental Entity of competent jurisdiction which would have the effect of (i) restraining, prohibiting or materially delaying the making or consummation of the Offer or the consummation of the Merger, (ii) prohibiting or restricting the ownership or operation by the Parent (or any of its affiliates or Subsidiaries) of any portion of the Company's business or assets, or compelling the Parent (or any of its affiliates or Subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, (iii) imposing material limitations on the ability of the Parent (or any of its affiliates or Subsidiaries) effectively to acquire or to hold or to exercise full rights of ownership of the shares of the Company Common Stock, including, without limitation, the right to vote such shares purchased by the Parent (or any of its affiliates or Subsidiaries) on all matters properly presented to the stockholders of the Company,

(iv) imposing any material limitations on the ability of the Parent (or any of its affiliates or Subsidiaries) effectively to control in any material respect the business and operations of the Company or (v) obtaining material damages from the Parent or any of its affiliates in connection with the making or consummation of the Offer or the consummation of the Merger; or

          (b) there shall be in effect any injunction, order, decree, judgment or ruling issued by a court of competent jurisdiction having any effect set forth in (a) above; or

          (c) the Merger Agreement shall have been terminated by the Company or the Parent in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

          (d) (i) the representations and warranties of the Company contained in the Merger Agreement which are qualified as to materiality shall not be true and correct in all respects when made, or shall have ceased to be true and correct in all respects as of the expiration date of the Offer as if made as of such date or the representations and warranties of the Company contained in the Merger Agreement which are not so qualified shall not be true and correct in all material respects when made, or shall have ceased to be true and correct in all material respects as of the expiration date of the Offer as if made as of such date (except, in each case, to the extent such representations and warranties of the Company address matters only as of a particular date, in which case as of such date) or (ii) as of the expiration date of the Offer the Company shall not in all material respects have performed any obligation or agreement of the Company under the Merger Agreement or not have complied in all material respects with its material covenants to be performed and complied with by it under the Merger Agreement; or

          (e) there shall have occurred (i) any suspension or limitation of trading in securities generally on the NYSE (which suspension or limitation shall continue for at least three hours) or any setting of minimum prices for trading on such exchange, (ii) any banking moratorium declared by the U.S. federal or New York authorities or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by commercial banks or other commercial lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard and Poor's 500 Index from the date hereof or (vi) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

          (f) the Company Board shall have (a) withdrawn its recommendation of the Offer, the Merger or this Agreement in a manner adverse to the Parent, Holdings or Merger Sub, and (b) recommended to the stockholders of the Company in a Schedule 14D-9 filing that they approve an Acquisition Proposal other than the transactions contemplated by this Agreement; or

          (g) to the Company's knowledge, the Company or a Subsidiary of the Company is determined to have violated the "Stark" laws, anti-kickback laws or the law relating to Medicare, Medicaid, Champus or any rules or regulations related thereto; or

          (h) there shall have occurred any event or circumstance that has had or would be reasonably likely to have a Material Adverse Effect on the Company.

          Subject to the last sentence of this paragraph, the foregoing conditions are for the sole benefit of the Parent, Holdings and Merger Sub and may be asserted by the Parent regardless of the circumstances (including any action or inaction by the Parent) giving rise to any such conditions and may be waived by the Parent in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Parent and subject to the terms of this Agreement. The failure by the Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. The foregoing notwithstanding, the conditions set forth in (A)(i), (A)(ii) and (A)(iii) above are for the mutual benefit of the Company and the Parent, Holdings and Merger Sub, and may not be waived by the Parent, Holdings and Merger Sub without the prior written consent of the Company.